# CERTIFICATE OF INCORPORATION
# OF
# GOLDMERX, INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:47 PM 02/28/2012
FILED 01:44 PM 02/28/2012
SRV 120241591 - 5116165 FILE

**FIRST:** The name of the Corporation is GoldMerx, Inc.

**SECOND:** Its registered office is to be located at 1220 N. Market Street Suite 808, Wilmington DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

**THIRD:** The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

**FOURTH:** The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100000000). All such shares are to be with par value of 0.0001 and are to be of one class.

**FIFTH:** The name and address of the incorporator are as follows:

Erin Walker
1220 N. Market St., Suite 808
Wilmington, DE 19801

**SIXTH:** The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as director(s) until the first annual meeting of the stockholders or until a successor(s) is elected and qualified are:

Koren Chavez
13327 Bradley Ave
Sylmar, CA 91342

**SEVENTH:** Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

**I, THE UNDERSIGNED,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand February 28, 2012.

Erin Walker
INCORPORATOR